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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Jaguar Animal Health, Inc.
San Francisco, CA

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 16, 2014, except for the reverse stock split disclosed in Notes 1 and 14, as to which the date is October 31, 2014, relating to the financial statements of Jaguar Animal Health, Inc., which are contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO USA, LLP

San Francisco, CA

October 31, 2014

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm